Exhibit 10.2

Colin Balmforth

President

September 27, 2012

Lynn M. Danko

1207 Duckwood Trail

Eagan, MN 55123

Dear Lynn:

We are pleased to offer you the position of Chief Financial Officer (CFO) of Amcom Software, Inc., a subsidiary of USA Mobility, Inc. In this role you will be accountable for the direction, control, coordination, and recordkeeping of the financial activities and accounting practices of Amcom Software, Inc. Your responsibilities include developing, and maintaining a process of identifying, measuring, accumulating, analyzing, preparing, interpreting and communicating financial information to be used to plan, evaluate and control the company’s resources, consistent with regulation, law and the Code of Business Conduct. This position reports to the President of Amcom Software, Inc.

This offer of employment is contingent upon successful completion of a background check, your signature on the attached Amcom Employee Agreement and your acceptance of this letter.

Your overall responsibilities include, but are not limited to:

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Leading the positive and encouraging Amcom culture in your areas of responsibility, recognizing that the dedication and loyalty of the members of the Amcom team means everything to the ultimate success of the company.

•	Assisting in growing Amcom to become an increasingly larger and critical business unit under the USA Mobility umbrella.

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Providing direction to the various departments involved in finance, purchasing, capital equipment, SOX program management. Collaborates with the USMO CFO for the purpose of reporting, analysis & forecasting of the subsidiary’s financial results.

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Planning and developing the Amcom’s basic systems of accounting and financial control for the subsidiary, ensuring alignment with Corporate financial controls and objectives; taking appropriate action to ensure the uniform and consistent recording and reporting of all fiscal transactions and to properly present the subsidiary’s financial position.

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Providing direction in the preparation and presentation of Amcom’s financial forecasts. Reporting company’s financial activities and results to senior management, Amcom’s President, the USA Mobility CFO and USA Mobility CEO. May participate in reporting results to the board of directors.

•	Participating in the formulation of the subsidiary’s near term and long-range goals and objectives, and the plans and programs directed toward their achievement.

•	Developing the subsidiary’s system of budgetary control; providing for the interpretation of financial results against goals.

Amcom Software, Inc., 10400 Yellow Circle Drive, Suite 100, Eden Prairie, MN 55343– Phone: (952-230-5343 – www.amcomsoft.com

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Collaborating with corporate in directing the administration of the subsidiary’s tax accounting activity; and assists the corporate tax department in ensuring that the subsidiary’s tax returns and reports are filed in a timely manner.

•	Ensuring effective Sarbanes-Oxley, Section 404 internal controls and compliance with financial requirements established by law or regulation in an on-going manner in the subsidiary.

•	Collaborating with the Corporate CFO, providing information required for preparation of financial statements and quarterly and annual report filings with the SEC.

•	Assisting the President, Amcom in merger/acquisition activities. Oversees integration of accounting functions of acquired companies, as required.

•	Collaborating with the President in establishing the pricing of new customer contracts.

In this position, you will report to the President of Amcom Software and work closely with other members of the executive management team to achieve our goals, including the attainment of our long-term objectives.

The terms of this offer are outlined below.

1)	Base Salary: $9,230.77 paid bi-weekly ($240,000 annually)

2)	Bonus: You are eligible to earn 40% of base salary ($96,000) paid annually. Bonus payment will be based upon accomplishment of pre-determined goals and objectives, as set and agreed upon by the Board of Directors of USA Mobility.

3)	Benefits: You have the option of participating in the company’s benefit programs as detailed in the Company handbook, including health, prescription, dental and vision insurance; cafeteria plan and flexible spending accounts; short and long term disability plans, life insurance and 401(k) retirement plan participation will be available to you on the same terms as made available to other USA Mobility employees.

4)	Paid Time Off: You will accrue paid time off at a rate of 20 days per year. In addition, you will be eligible for nine paid holidays per calendar year.

5)	Expenses: Business related expenses including travel, lodging, meals and incidentals, (i.e., telephone expenses) associated with work-related travel will be reimbursed to you, following the submission of receipts consistent with policy.

6)	Equity Incentive Package: You will have the opportunity to participate in the Board/Management equity incentive plan at a level below the President of Amcom Software but commensurate with your position as determined by the Board. Subject to the terms of the plan, you will be eligible for an award based upon three times your annual bonus amount or the equivalent of your target bonus amount for each of the three years of participation in the plan.

7)

Severance; Non-Competition, Non-Solicitation & Release and Change in Control: In the event of your involuntary termination for reasons other than cause, you will be provided with a severance payment in accordance with terms that will be set forth in a separate agreement, providing a benefit equal to a minimum of 26 weeks of compensation plus an additional 2 weeks for each year of service, up to a maximum benefit equal to 52 weeks of compensation, subject to your compliance with the confidentiality, noncompete and non-solicitation provisions thereof. In general, in order to be eligible for the severance payment you must agree to not compete with Amcom Software or USA Mobility or divulge trade secrets or

Amcom Software, Inc., 10400 Yellow Circle Drive, Suite 100, Eden Prairie, MN 55343– Phone: (952-230-5343 – www.amcomsoft.com confidential information, including customer information, for the period of one year following termination of employment. In addition, you must agree not to solicit employees of Amcom Software or USA Mobility for employment for the same one-year period. Further, you must agree to release Amcom Software and USA Mobility from any liability that might arise from your employment consistent with the terms set forth in the severance agreement and release in effect at that time. In the event of your involuntary termination for reasons other than cause following a change in control event as defined by the USA Mobility, you would be eligible for a severance benefit equal to one year of your final base salary plus your target annual bonus at 100%, a cash payment equal to your final base salary, continuation of life, accident and health insurance for up to 18 months, and one additional year of service toward vesting, eligibility and benefit accrual, as permitted by law, and in accordance with terms that will be set forth in a Severance and Change in Control agreement.

8)	At Will Employment: Employment with Amcom Software will be “at will” and, thus, may be terminated at any time by the President, CEO and/or Board of Directors of Amcom Software and/or Board of Directors of USA Mobility, Inc.

9)	Governing Law: The terms of this letter agreement shall be governed by the laws of the Commonwealth of Virginia.

Please sign and return one copy of this letter indicating your acceptance of this employment offer. This offer of employment expires on September 30, 2012. We would like your start date to be Monday, October 15, 2012.

Lynn, Amcom is continually growing and we believe your talent, experience and enthusiasm will help accelerate that growth. We look forward to you becoming a part of our leadership team.

Sincerely,

Colin Balmforth
President
Amcom Software, Inc.

Accepted:

/s/ Lynn Danko	September 28, 2012
Lynn Danko	Date

cc: Human Resources, Personnel file

Amcom Software, Inc., 10400 Yellow Circle Drive, Suite 100, Eden Prairie, MN 55343– Phone: (952-230-5343 – www.amcomsoft.com

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